Exhibit 107

CALCULATION OF FILING FEE

Form S-8

(Form Type)

Farmland Partners Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1-Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value per share:
	Fourth Amended and Restated Farmland Partners Inc. 2014 Equity Incentive Plan	Other(3)	500,000	$10.03	$5,015,000	$0.00015310	$767.80
Total Offering Amounts							$767.80
Total Fee Offsets							$0
Net Fee Due							$767.80

(1)	Represents the aggregate number of shares of common stock, par value $0.01 per share (the “Common Stock”), of Farmland Partners Inc. (the “Company”) reserved for issuance under the Fourth Amended and Restated Farmland Partners Inc. 2014 Equity Incentive Plan (the “Fourth Amended Plan”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an additional indeterminate amount of shares of Common Stock that may become issuable under the Fourth Amended Plan by reason of certain corporate transactions or events, including any share dividend, share split, recapitalization or any other similar adjustment of the Company’s outstanding Common Stock.

(2)	Represents the average of the high and the low prices per share of Common Stock as reported on the New York Stock Exchange on May 1, 2025.

(3)	Computed in accordance with Rule 457(c) and (h) under the Securities Act.